Exhibit 4.2

THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS THIRD AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, dated as of December 28, 2001 (this “Agreement”), is made by and among Fender Musical Instruments Corporation, a Delaware corporation (the “Company”), the holders of Class A Common Stock of the Company set forth on Schedule A hereto (collectively, the “Class A Holders”), the holders of Class B Common Stock of the Company set forth on Schedule A hereto (collectively, the “Class B Holders”), and Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund, L.P.

WHEREAS, the Class A Holders and Class B Holders collectively own all the shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”), and all shares of Class B Common Stock, par value $.01 per share (“Class B Common Stock”), as well as shares, or options to purchase that number of shares of the Company’s Class A or Class B Common Stock set forth opposite his, her or its name on Schedule 2.2 of the Schedule of Exceptions to the Class C Common Stock Purchase Agreement of even date herewith (the “Class C Purchase Agreement”).

WHEREAS, the Class A Holders (other than Roland Corporation) and the Class B Holders are parties to that certain Second Amended and Restated Stockholders’ Agreement, dated as of January 16, 1995, as previously amended in 1995 and on March 5, 1997 and the Voting Rights Agreement, dated as of February 1, 1995 (collectively, the “Previous Agreements”).

WHEREAS, a condition of the Investors’ obligations under the Class C Purchase Agreement is that the Company, the Class A Holders and the Class B Holders amend and restate the Previous Agreements in their entirety in the form of this Agreement.

WHEREAS, the Company, the Class A Holders and Class B Holders desire to induce the Investors to purchase shares of the Company’s Class C Common Stock, par value $.01 per share (the “Class C Common Stock”), under the Class C Purchase Agreement by agreeing to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, (a) a director, officer, managing member or general partner of such Person or of any Person identified in clause (c) below, (b) a spouse of such Person, any lineal descendant (whether natural or adopted) of a grandparent of such Person or any Person described in clause (a) and any spouse of such lineal descendant, and (c) any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purpose of the above definition, the term

“control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Approved Sale” means a proposed transaction for the Sale of the Company that is approved in writing by the Investors.

“Board” shall mean the Board of Directors of the Company.

“Book Value” shall mean the book value per share of Class A Common Stock based upon the audited financial statements of the Company for the applicable fiscal year of the Company as prepared by the independent public accountants regularly retained by the Company to audit its books in accordance with generally accepted accounting principles consistently applied, provided, that all inventory for purposes hereof shall be valued on the “first-in, first-out” method of inventory valuation. Such determination shall be binding and conclusive on the Company and each Stockholder, absent bad faith or gross negligence.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which the banks located in the State of Arizona or the State of California are authorized or obligated to close. Unless specifically referred to as a “Business Day,” any reference herein to the word “day” or “days” shall mean a calendar day.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet of the lessee thereof in accordance with generally accepted accounting principles.

“Common Stock” shall mean the Company’s Common Stock, par value $.01 per share, including the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

“Company Competitor” means any of the following Persons or their Affiliates: Gibson Guitar, Ibanez, Taylor, Martin, Paul Reed Smith, Kaman International, Washburn, Marshall, Peavey, Crate, St. Louis Music, D’Addario, Ernie Ball, Dean Markley, Harmon International, Mackie Designs, Guitar Center, Mars Music, Sam Ash Music, Steinway, BBE, DigiDesign, ESP, Music Man, Fernandes, Musician’s Friend, G & L Music, Hohner, Hoshino Gakki, Korg, Line 6 Inc., Samick, Samson, Washburn, Yamaha International, Yamaha USA, Jerry Freed, John McLaren, and Ray Scherer. The Company and the Investors shall not modify the Persons and Affiliates to be included in this definition of Company Competitor unless mutually agreed by the Company and each of the Investors.

“Equity Incentive Plan” has the meaning set forth in the Restated Certificate.

“Equity Securities” shall mean any shares of, or securities convertible into or exercisable or exchangeable for any shares of, any class of the Company’s capital stock, including, without limitation, its Common Stock.

“Employee Stockholder” shall mean any Stockholder (other than Schultz or Mendello) who, at the time such determination is made, is a full-time employee of the Company or any Subsidiary of the Company.

“Event of Default” has the meaning set forth in the Restated Certificate.

“Fair Value” shall mean the fair market value per share of Common Stock, as agreed to by the Company and any Stockholder transferring his shares pursuant to Sections 3.2, 4.1 or 4.2 hereof or, in the absence of such an agreement, as determined by the Board in accordance herewith. At least once per fiscal year the Board shall establish the Fair Value based on the following factors: (a) the financial condition of the Company and any anticipated changes therein; (b) economic and market conditions relating to the musical instrument industry and general economic conditions in the domestic and applicable international markets; (c) the price/earnings and cash flow multiples of comparable public and private companies to the extent such information is available; (d) the lack of a public market for the Common Stock; (e) the results of any recent appraisal of the Company performed by an independent investment banker, valuation firm, expert consultant or independent public accounting firm (a “Valuation Expert”) retained at the direction of the Board and (f) such other factors as the Board deems pertinent. Such determination shall be binding and conclusive on the Company and each Stockholder, absent bad faith or gross negligence by or on behalf of the Board. No deduction in the calculation of Fair Value shall be made to reflect the fact that any shares of Common Stock constitute a minority interest in the Company.

“Governmental Authority” means any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any political subdivision thereof, or of any other country.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidence by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

“Initial Public Offering” means the closing of a firm commitment underwritten initial public offering for the account of the Company of Common Stock pursuant to a registration statement filed under the Securities Act.

“Investors” means Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund, L.P. For purposes of this Agreement, the term Investors shall be deemed to include all assignees and successors thereto.

“Involuntary Transfer” shall mean any (a) disposition of any shares of Common Stock subject to this Agreement pursuant to or resulting from any judgment, decree, execution, levy, seizure, attachment, or similar legal process; (b) disposition pursuant to or as a result of the death of a Stockholder, whether such disposition be by will or pursuant to applicable laws of intestate succession, to any Person other than a Permitted Transferee; (c) distribution by any estate or trust or by any custodian or fiduciary to any delegate, devisee, beneficiary or donee thereof required by the governing instrument or law, to any person other than a Permitted Transferee; (d) transfer to any receiver, trustee in bankruptcy, assignee for the benefit of creditors, or other similar person or entity; (e) involuntary liquidation of a corporate Stockholder; and (f) any other nonvoluntary disposition.

“Lien” means, with respect to any asset, mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Stockholders” shall mean Schultz and Mendello.

“Mendello” shall mean William L. Mendello or a Permitted Transferee (except pursuant to Sections 5 and 11) of William L. Mendello.

“Original Cost” means, with respect to any share of Class C Common Stock, $750.00. In the event of any change (by way of any split, recapitalization, subdivision, combination or similar event) in the number or kind of shares of Class C Common Stock, the Original Cost of the shares of Class C Common Stock immediately prior to such change shall be ratably adjusted among such shares of Class C Common Stock immediately after such change.

“Percentage Share” with respect to any Remaining Stockholder, shall mean the percentage determined by dividing the number of shares of Equity Securities (treating the Equity Securities as having been converted into, exchanged for or exercised for Common Stock) held by such Remaining Stockholder by the total number of shares of Equity Securities (treating the Equity Securities as having been converted into, exchanged for or exercised for Common Stock) held by all Remaining Stockholders.

“Permitted Transferee” with respect to a Stockholder shall mean:

(a) In the case of a Stockholder who is a natural person:

(i) The spouse of such Stockholder, any lineal descendant (whether natural or adopted) of a grandparent of such Stockholder and any spouse of such lineal descendant (collectively, the “Holder’s Family Members”);

(ii) Any guardian or conservator of such Stockholder who has been adjudged disabled by a court of competent jurisdiction;

(iii) The executor or administrator of the estate of a deceased Stockholder;

(iv) A trustee of a trust (including a voting trust) solely for the benefit of such Stockholder and/or one or more of his or her Permitted Transferees and for the benefit of no other person, provided that (a) such trust may grant a general or special power of appointment to such Holder’s Family Members and (b) such trust prohibits transfers of shares of Common Stock to persons other than Permitted Transferees of such Stockholder.

(v) Any corporation, limited liability company or partnership, in which all of the beneficial ownership of outstanding equity interests which are entitled to vote for the election of directors or managers or which participate in the management thereof, is owned by, such Stockholder and/or Permitted Transferees of such Stockholder, provided, however, that any change in the ownership of such equity interests that would result in such corporation, limited liability company or partnership no longer qualifying as a Permitted Transferee if such equity interests were deemed to be transferred as of the date of change in ownership shall be deemed a transfer subject to Section 3.2 of this Agreement.

(b) In the case of a Stockholder holding shares of Common Stock as a trustee pursuant to a trust:

(i) Any Person transferring Common Stock to such trust; and

(ii) Any Permitted Transferee of such transferor determined pursuant to clause (a) above.

(c) In the case of a Stockholder which is a corporation, limited liability company or partnership (other than an entity described in clause (a)(v) above):

(i) Any natural person or “group” of persons (as such term is defined in Rule 13d of the 1934 Act) who were on the date hereof, the holders, directly or indirectly, of a majority of the beneficial ownership of outstanding equity interests which were entitled to vote for the election of directors or managers or which otherwise had the power (as a general partner or otherwise) to direct the management thereof (such an interest shall be deemed to constitute “control” for purposes hereof); or

(ii) Any corporation, limited liability company or partnership controlling, controlled by or under common control with such Stockholder (a “Permitted Entity”); provided, that if any transfer made pursuant to this clause (c) is made of a Permitted Entity in which the Common Stock constitutes substantially all of the assets of such Permitted Transferee to any Person who does not qualify as a Permitted Transferee hereunder, such change of ownership of the Permitted Entity shall be deemed a transfer subject to Section 3.2 of this Agreement.

(d) In the case of a Stockholder which is a corporation, limited liability company or partnership described in clause (a)(v) above:

(i) Any person transferring such shares of Common Stock to such corporation, limited liability company or partnership; or

(ii) Any Permitted Transferee of such transferor pursuant to clause (a) above.

(e) In the case of a Stockholder which is the executor or administrator of the estate of a deceased Stockholder, which is the representative or trustee of the estate of a bankrupt or insolvent Stockholder or which is the guardian or conservator of a disabled Stockholder, any Permitted Transferee of such Stockholder pursuant to the other clauses hereof.

(f) For purposes of this definition of “Permitted Transferee”:

(i) Each joint owner of shares of Common Stock shall be considered a “Stockholder” of such shares.

(ii) A minor for whom shares of Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Stockholder of such shares.

“Person” shall be construed broadly and shall include without limitation an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Qualified Public Offering” means the closing of a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act (i) which results in aggregate gross proceeds to the Company of an amount equal to or greater than $60,000,000 and (ii) results in a price per share to the public of not less than (A) if such Qualified Public Offering is consummated on or prior to December 28, 2003, 1.5 times the Original Cost or (B) if the Qualified Public Offering is consummated after December 28, 2003, 2.0 times the Original Cost.

“Redemption Date” shall have the meaning set forth in the Restated Certificate.

“Requisite Class C Holders” shall have the meaning set forth in the Restated Certificate.

“Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on December 26, 2001, as amended from time to time.

“Sale of a Controlling Interest of the Company” means a Sale of the Company in which less than 100% of the voting power of the outstanding capital stock of the Company is transferred or sold.

“Sale of the Company” means (i) the sale, lease, conveyance or disposition of all or substantially all of the Company’s assets to any Person, (ii) the issuance, sale or transfer of the outstanding capital stock of the Company to any Person, or (iii) the merger or consolidation or reorganization of the Company with or into another Person, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company immediately prior to such transaction, own less than a majority in voting power of the outstanding capital stock of the Company or the surviving or resulting entity, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more Subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale, lease, conveyance or disposition of all or substantially all assets or securities) which constitute all or substantially all of the consolidated assets of the Company shall be deemed a Sale of the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shultz” shall mean William C. Schultz or a Permitted Transferee (except pursuant to Section 5) of William C. Schultz.

“Stockholders” shall mean the Class A Holders and the Class B Holders.

“Subsidiary” shall have the meaning set forth in the Restated Certificate.

“Voting Stock” shall mean any class or series of the capital stock of the Company, the holders of which are entitled to participate generally in the election of directors of the Company, including, but not limited to, any capital stock of the Company.

“Voluntary Transfer” shall mean any sale, assignment, transfer, gift, pledge, encumbrance, hypothecation, grant of security interest or other voluntary disposition or alienation by a Stockholder of any of his Common Stock, including, without limitation, the change of the beneficiary of any estate or trust, other than an Involuntary Transfer.

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

2. EFFECTIVENESS OF THIS AGREEMENT; SUPERSEDES ALL PRIOR AGREEMENTS; TERMINATION OF PRIOR AGREEMENTS. This Agreement shall be effective from and after the date hereof and shall supersede any and all other agreements and understandings, whether oral or written, by and among the Stockholders, the Investors and the Company (or any combination of the foregoing) relating to the subject matter hereof. Without limiting the foregoing, this Agreement shall also supersede the Previous Agreements. By executing this Agreement, the parties hereto agree that all such prior agreements are hereby terminated and shall be of no further force or effect.

3. TRANSFERS; RIGHT OF FIRST REFUSAL; RIGHT OF CO-SALE.

3.1 No Stockholder shall make any Voluntary Transfer or Involuntary Transfer of any Equity Securities except as expressly permitted in this Section 3 or in Section 10. No Stockholder or Investor may make a Voluntary Transfer of any Common Stock to a Company Competitor without the approval of the disinterested members of the Board unless such Voluntary Transfer is in connection with a Sale of the Company or a transaction contemplated by Section 10 hereof. Notwithstanding the foregoing, any Stockholder may transfer any Equity

Securities to one or more Permitted Transferees, provided that such Permitted Transferees shall, immediately upon such transfer, become parties to this Agreement and be bound by the terms hereof as fully as if they had been original signatories hereto as Stockholders. If such Permitted Transferees fail or refuse to become parties to this Agreement in accordance herewith, such transfer shall be null and void and shall confer no rights on the Permitted Transferees as against the Company or the Stockholders (other than the transferring Stockholder).

3.2 Until the closing of the Initial Public Offering, and subject to Sections 3.4 and 3.5 hereof, each time a Stockholder (the “Offering Stockholder”) proposes to make a Voluntary Transfer of any Equity Securities of such Stockholder or an Involuntary Transfer (other than an Involuntary Transfer resulting from death) occurs with respect to any Equity Securities of a Stockholder (in each case, the “Offered Stock”), this Section 3.2 shall govern. Such transfers shall be in accordance with the following provisions:

(a) In the case of a Voluntary Transfer, the Offering Stockholder shall first make an offering of such Offered Stock to the Company. Such Offering Stockholder shall deliver a notice (the “Offering Notice”) to the Company and all other Stockholders and the Investors (the “Remaining Stockholders”) stating (i) the Offering Stockholder’s bona fide intention to offer such Offered Stock or, in the case of an Involuntary Transfer, the terms of such Involuntary Transfer, (ii) the number of shares of such Offered Stock to be offered for sale or subject to the Involuntary Transfer, as the case may be, and (iii) the price and terms, if any, upon which the Offering Stockholder proposes to offer such Offered Stock.

(b) Within 30 days after the Offering Notice is given in the case of a Voluntary Transfer or 30 days after the Company is notified in writing of the occurrence of an Involuntary Transfer (other than an Involuntary Transfer resulting from death), (the “Company Option Period”), subject to the restrictions set forth in the Restated Certificate, the Company may elect to purchase from the Offering Stockholder any or all of the shares of Offered Stock at a purchase price per share equal to (A) if the transfer is a Voluntary Transfer the lesser of (i) the Fair Value as most recently determined by the Board prior to receipt of the Offering Notice by the Company and (ii) the cash or cash equivalent price per share contained in the Offering Notice or (B) if the transfer is an Involuntary Transfer, the lesser of (i) the Fair Value as most recently determined prior to the date of the Involuntary Transfer or (ii) the Book Value as of the end of the most recently completed fiscal year end preceding the date of the Involuntary Transfer. The Company shall exercise its right hereunder by delivering written notice to the Offering Stockholder prior to the expiration of the Company Option Period.

(c) The closing of the purchase of any shares of Offered Stock by the Company shall take place at the principal offices of the Company (or such other location as the parties may agree on) on the fifth business day after the expiration of the Company Option Period. At such closing, the Company shall make payment in the appropriate amount by means of a check or by a wire transfer to the Offering Stockholder against delivery of stock certificates representing the shares so purchased, duly endorsed in blank by the Person or Persons in whose name such certificate is registered or accompanied by a duly executed stock or security assignment separate from the certificate.

(d) In the event the Company does not elect to purchase all of the shares of Offered Stock, the Company shall give written notice (the “Reoffer Notice”) to the Remaining Stockholders of the number of shares of Offered Stock available for purchase (the “Reoffered Shares”) on or before the final day of the Company Option Period, and the right to purchase such Reoffered Shares at the purchase price determined under Section 3.2(b) shall pass automatically from the Company :to the Remaining Stockholders. Each Remaining Stockholder shall be entitled to purchase its Percentage Share of the Reoffered Shares (rounded down to the nearest whole share). The Remaining Stockholders will have 20 days from receipt of such notice from the Company (the “Investor Option Period”) to exercise their purchase rights under this Section 3.2(d) by giving written notice to the Offering Stockholder. The closing of any purchase and sale under this Section 3.2(d) shall be held on the fifth business day following the expiration of the Investor Option Period and shall be conducted in accordance with the provisions of Section 3.2(c).

(e) In the case of a Voluntary Transfer, if the consideration specified in the Offering Notice includes consideration other than cash, the Company and Remaining Stockholders shall have the right to pay the non-cash portion of the consideration included in the Offering Notice in the form of cash equal in amount to the fair market value of such non-cash consideration. If the Offering Stockholder and the Company (or Remaining Stockholders) cannot agree on such fair market value within five days after the commencement of the Company Option Period (or the commencement of the Investor Option Period), upon request of the Company (or the Remaining Stockholders) the valuation shall be made by an appraiser of recognized standing selected by the Offering Stockholder and the Company (or the Remaining Stockholders) or, if they cannot agree on an appraiser within ten days after the commencement of the Company Option Period (or the commencement of the Investor Option Period), each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value, and the Company Option Period or the Investor Option Period, as applicable, shall be extended until the fifth business day following receipt by the applicable parties of the results of such appraisal. The cost of such appraisal shall be shared equally by the Offering Stockholder and the Company (or by the Remaining Stockholders, pro rata on the basis of the relative numbers of shares the Remaining Stockholders were interested in purchasing pursuant to this Section 3).

3.3 In the event that all of the shares of Offered Stock are not purchased at the closings referred to in Section 3.2(c) or (d), the Offering Stockholder shall, for a period of 45 days after the expiration of the Investor Option Period, have the right to sell or otherwise dispose of the remaining number of shares of Offered Stock offered in the Offering Notice upon terms and conditions (including the price per share) no more favorable to the third party purchaser than those specified in the Offering Notice; provided, however, that if such sale or disposition is a Voluntary Transfer it shall be subject to, and be made in full compliance with, the co-sale rights set forth in Section 3.4. In the event that the Offering Stockholder does not sell or otherwise dispose of such Offered Stock within the specified 45-day period, the rights of first refusal and co-sale provided for in this Section 3 shall continue to be applicable to any subsequent disposition of such shares.

3.4 Until the closing of the Initial Public Offering, in the event that any Offering Stockholder after the application of Section 3.2 hereof, continues to propose to effect a

Voluntary Transfer of any Equity Securities to any Person (individually a “Third Party” and collectively, “Third Parties”) in any transaction or series of transactions, directly or indirectly, such sale or other disposition shall not be permitted unless such Offering Stockholder shall offer (or cause the Third Party to offer) each Investor the right to elect to include, at its sole option, in the sale or other disposition to the Third Party, such number of shares of Equity Securities owned by the Investor as shall be determined in accordance with Section 3.4(a) (the “Tag-Along Shares”). At any time within 30 days after the giving of the Reoffer Notice described in Section 3.2(d), each Investor may elect to include the Tag-Along Shares in such a sale or other, disposition (the “Inclusion Election”) by giving written notice of its Inclusion Election to such Offering Stockholder and delivering to the Company a stock. certificate or certificates representing the Tag-Along Shares, together with a limited power-of-attorney authorizing such Offering Stockholder to sell or otherwise dispose of such Tag-Along Shares pursuant to the terms of such Third Party’s offer.

(a) Each Investor shall have the right to sell, pursuant to the Third Party’s offer, that percentage (the “Tag-Along Percentage”) of the number of shares of Offered Stock to be sold to the Third Party equal to the ratio (expressed as a percentage) of (i) the shares of Equity Securities (treating the Equity Securities as having been converted into, exchanged for or exercised for Common Stock) held by such Investor, as compared with (ii) the aggregate number of shares of Offered Stock owned by the Offering Stockholder and the Equity Securities held by all Investors (treating the Equity Securities as having been converted into, exchanged for or exercised for Common Stock).

(b) The purchase from any Investor pursuant to this Section 3.4 shall be on the same terms and conditions, including the price per share and the date of sale or other disposition, as are received by the Offering Stockholder and stated in the Offering Notice.

(c) At the consummation of the sale or other disposition of shares of Equity Securities of the Offering Stockholder and any Investor to the Third Party pursuant to the Third Party’s offer, there shall be remitted to each selling Investor the total sales price attributable to the shares of Equity Securities which such Investor sold or otherwise disposed of pursuant thereto, and there shall be furnished to such Investor such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by such Investor.

(d) If within 30 days after the Reoffer Notice is given, any Investor has not accepted the offer to make an Inclusion Election, such Investor will be deemed to have waived any and all of its rights with respect to the sale or other disposition of shares of Equity Securities described in the Offering Notice. The Offering Stockholder shall have 45 days after such 30-day period in which to sell or otherwise dispose of the shares of Offering Stockholders’ Stock to the Third Party at a price and on terms not more favorable to the Offering Stockholder than were set forth in the Offering Notice.

(e) If, at the end of such 45-day period, the Offering Stockholder has not completed the sale of shares of the Offering Stockholders’ Stock in accordance with the terms of the Third Party’s offer, all the restrictions regarding the sale or transfer of any of the contained in this Agreement with respect to the Offering Stockholders’ Equity Securities shall again be in effect.

3.5 The rights of first offer provided for in Section 3.2 shall not be applicable to any transfers of Offered Stock by a Stockholder to any Permitted Transferees; provided that in each such case such Permitted Transferees shall agree in writing to be bound by the terms of this Agreement as a Stockholder. The rights of co-sale provided for in Section 3.4 shall not be applicable to any transfers of Offered Stock by a Stockholder (i) to any Permitted Transfers subject to the above provisions; (ii) pursuant to any Involuntary Transfers, (iii) pursuant to Section 4 hereof, (iv) the redemption by the Company of 2,066 shares of Class A Common Stock no later than January 31, 2002 from Schultz as provided in the Plan of Redemption for the Common Stock of Schultz dated as of December 1, 1997, and (v) which when aggregated with all other transfers by Stockholders (other than the Investors) after the date of this Agreement are less than 1% of the Equity Securities then outstanding (treating Equity Securities for this purpose as having been converted into, exchanged for, or exercised for Common Stock).

3.6 The provisions of Section 3.2 shall take priority over Section 3.4 and nothing in Section 3.4 shall be construed to relieve a Stockholder of its obligation to deliver an Offering Notice to the Company and the Remaining Stockholders pursuant to the terms of Section 3 in connection with such a proposed transaction. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Common Stock made in contravention of the provisions of Sections 3.2 or 3.4 shall be null and void, and the Company agrees not to effect such transfer nor will it record such transfer in the books or records of the Company. No purported transferee in any prohibited such transaction shall be recognized or treated by the Company as a stockholder of the Company in respect of any Equity Security subject thereto.

4. TERMINATION OF EMPLOYMENT; DEATH.

4.1 Termination of Employment. At any time following the termination of employment with the Company of either Schultz or Mendello (hereinafter referred to as the “Terminating Stockholder”) for any reason, the Terminating Stockholder shall have the right, but not the obligation, to require the repurchase of all or any portion of the Terminating Stockholder’s Common Stock (the “Subject Shares”) at a price equal to the Fair Value of the Common Stock as of the date of the Put Notice (defined below) as agreed to by the Terminating Stockholder and the Company or, if they are unable to agree, as determined by appraisal performed by a Valuation Expert mutually agreed to by the Terminating Stockholder and the Company, which appraisal shall be performed at the expense of the Company and in accordance with the definition of Fair Value. Notwithstanding anything in the foregoing to the contrary, this Section 4.1 shall cease to be applicable at any time on or after an Initial Public Offering. The Terminating Stockholder shall exercise his right under this Section 4.1, if at all, by giving written notice (a “Put Notice”) to the Company, the Investors and the Class A Holders (the “Other Stockholders”) of his intention to sell his Common Stock hereunder; provided, that no Put Notice shall be deemed effective until a Fair Value of the Subject Shares has been determined. Notwithstanding anything herein to the contrary, any Terminating Stockholder shall be permitted to deliver no more than three Put Notices pursuant hereto, and, in the event of the death of the Terminating Stockholder, neither the estate nor the heirs, successors or legatees of such Terminating Stockholder shall have the right to deliver a Put Notice hereunder after the second anniversary of such Terminating Stockholder’s death. All shares of Stock to be repurchased hereunder shall be subject to the following procedures:

(a) For a period of 60 days after receipt of the Put Notice by the Other Stockholders (the “Option Period”), the Other Stockholders shall have the option (and the right to assign all or any portion of such option to any Permitted Transferee of such Other Stockholder), but not the obligation, to purchase or cause to be purchased all or any portion of the Subject Shares proposed to be transferred pursuant to the Offer at a purchase price per share equal to the Fair Value of the Subject Shares on the date of the Put Notice, which purchase price shall be payable within 60 days following the end of the Option Period. Such option shall be exercised, if at all, by written notice to the Terminating Stockholder and the Company during the Option Period.

(b) Each Other Stockholder will have the initial option (the “Initial Option”) to purchase a pro rata portion of the Subject Shares (rounded down to the nearest whole share of the Subject Shares) based upon the number of shares of Equity Securities owned by him (treating Equity Securities as having been converted into, exchanged for, or exercised for Common Stock) to the total number of shares of Equity Securities owned by all Other Stockholders (treating Equity Securities as having been converted into, exchanged for, or exercised for Common Stock) by delivery of a written notice to the Company and the Terminating Stockholder within 30 days after receipt by such Other Stockholder of the Offer (the “Initial Option Period”). To the extent that the Other Stockholders have not elected to purchase all of the Subject Shares upon termination of the Initial Option Period, the Company shall provide written notice (the “Additional Notice”) of any remaining Subject Shares to the participating Other Stockholders, and any participating Other Stockholders will have the further option to purchase any remaining Subject Shares based upon the ratio of the number of Subject Shares which such Other Stockholder (and his Permitted Transferees) elected to purchase pursuant to the Initial Option to the number of Subject Shares which all participating Other Stockholders (and their Permitted Transferees) elected to purchase pursuant to the Initial Option, by delivery of written notice to the Company and the Terminated Stockholder within 15 days after receipt of the Additional Notice from the Company by such participating Other Stockholders. If after all options described above have been exercised and all Subject Shares have not been purchased, the officers of the Company shall have the right, but not the obligation, for a period of five days following termination of the Option Period to purchase any remaining Subject Shares on a pro rata basis on the terms described above; provided, that no individual officer, who is not also an Other Stockholder, shall be permitted to purchase, in the aggregate, Subject Shares pursuant hereto constituting in excess of 5% of the total outstanding Common Stock of the Company without the approval of two-thirds of the members of the Board. Such officers, together with all Other Stockholders and their Permitted Transferees who have exercised options hereunder, are referred to collectively, as “Purchasers” and individually, as a “Purchaser.”

(c) Exercise of the options pursuant to this Section 4.1 shall bind the Purchasers to purchase the Subject Shares with respect to which such Purchaser has exercised his option, and shall bind the Terminated Stockholder to sell said Subject Shares to each such Purchaser.

(d) If the Purchasers have, in the aggregate, elected to purchase fewer than all of the Subject Shares, then the Company shall be required to repurchase all of the Subject Shares not purchased by the Purchasers hereunder on the same terms and conditions described herein and payable within 90 days after the expiration of the Option Period; provided, that if the total amount payable would exceed $3,000,000 or would result in a default under the agreements evidencing the Indebtedness of the Company, the Company may elect to repurchase the remaining Subject Shares by issuing a promissory note to the Terminating Stockholder subject to the following conditions:

(i) The initial payment in respect of the repurchase of the Subject Shares to be made within 90 days after the expiration of the Option Period shall be the lesser of 20% of the amount owing to the Terminating Stockholder or the maximum amount permitted to be paid pursuant to the agreements evidencing the Company’s Indebtedness.

(ii) The promissory note shall be for a term of not less than five years and shall provide for minimum annual amortization payments equal to the lesser of 20% of the original principal amount of the promissory note or the maximum amount permitted to be paid pursuant to the agreements evidencing the Company’s Indebtedness.

(iii) The promissory note shall be subordinated to the Company’s Indebtedness on terms acceptable to the Company’s lenders and shall provide, on terms mutually acceptable to the Company and the Terminating Stockholder, for the payment to Terminating Stockholder in respect of the promissory note at least 20% of the excess cash flow of the Company or the maximum amount permitted pursuant to the agreements evidencing the Company’s Indebtedness.

(iv) The promissory note shall be prepayable in full or in part at any time without premium or penalty and shall be due and payable in full upon the Initial Public Offering or a Sale of the Company.

(v) The promissory note shall bear interest at 10% per annum with interest payable quarterly, unless such payment is prohibited by the agreements evidencing the Company’s Indebtedness.

(vi) The promissory note will provide that a default of the Company’s Indebtedness which causes acceleration of the amounts due thereunder will also accelerate the obligations under the note.

(vii) The promissory note shall be secured by a pledge of the Subject Shares to be repurchased by the Company and shall contain such other covenants and events of default as are mutually acceptable to the Company and the Terminating Stockholder.

(e) Upon the termination of the employment of any Employee Stockholder or upon the violation of any non-competition or similar agreement with the Company to which any Employee Stockholder may be party, subject to the restrictions set forth in the Restated Certificate, the Company shall have the option, but not the obligation, to repurchase all, but not less than all, of the Common Stock owned by such terminated Employee Stockholder by delivery to such Employee Stockholder of written notice of its intention to purchase such Common Stock at any time within 365 days after the date of the termination of such Employee Stockholder’s employment with the Company or the date the Company provides notice of such violation. The purchase price for such Common Stock shall be equal to the Fair Value thereof and shall be payable within 90 days after the date of such notice; provided, that if such employee violated any non-competition or similar agreement, the purchase price shall be the lower of Book Value or Fair Value. Exercise of the option herein granted by the Company shall bind the Company to purchase the Common Stock with respect to which the Company has exercised its option and shall bind the Employee Stockholder to sell said Common Stock to the Company.

4.2 Redemption upon Death. Upon the death of any Stockholder, subject to the restrictions set forth in the Restated Certificate, the Company shall have the option, but not the obligation, to purchase all or a portion of the Common Stock owned by such deceased Stockholder (“Transferring Stockholder”) immediately prior to such occurrence (“Available Shares”) as though such Available Shares were the subject to Section 3.2 and such Transferring Stockholder had provided the required notices under Section 3.2 hereof. The estate of the Transferring Stockholder shall sell to the Company each number of Available Shares elected to be purchased by it. The price per share for any Common Stock so purchased by the Company pursuant to this Section 4.2 shall be the Fair Value and shall be payable within 120 days following the date of death. Notwithstanding anything to the contrary contained herein, in the event of a death of a Stockholder, this Section 4.2 shall not apply if the Common Stock of such deceased Stockholder is transferred by will or otherwise to a Permitted Transferee. In the event that the Company elects not to exercise its option under this Section 4.2, the Available Shares may be sold to any Person. Any Person that acquires Available Shares under this Section 4.2 who is not a Stockholder shall, as a condition to the closing of such sale, immediately upon such transfer of any Available Shares, become a party to this Agreement and be bound by the terms hereof as fully as if he had been an original signatory hereto as a Stockholder.

5. GOVERNANCE.

5.1 Composition of Board. Until the closing of the Initial Public Offering, the Stockholders and the Investors each hereby agree to take any and all action necessary (including, without limitation, voting their shares of Voting Stock, executing and delivering written consents of stockholders, and calling and attending stockholders’ meetings) to cause the Board to be comprised as follows:

(a) The number of directors on the Board shall be not more than nine, and such directors shall consist of:

(i) so long as Weston Presidio Capital IV, L.P., Weston Presidio Capital III, L.P., WPC Entrepreneur Fund, L.P. or WPC Entrepreneur Fund II, L.P. or any of their respective Affiliates or partners collectively hold at least 25% of the shares of Class C Common Stock purchased under the Class C Purchase Agreement (as adjusted for any stock splits, combinations, reclassifications or other similar events) one representative designated in writing by Weston Presidio, which designee shall initially be Michael P. Lazarus (the “Investor Director”). Notwithstanding the foregoing, if Weston Presidio is no longer entitled to designate a director to the Board pursuant to this subsection (i), so long as Weston Presidio Capital IV, L.P., Weston Presidio Capital III, L.P., WPC Entrepreneur Fund, L.P. or WPC Entrepreneur

Fund II, L.P. or any of their respective Affiliates or partners collectively continue to own any of the shares of Class C Common Stock purchased under the Class C Purchase Agreement, Weston Presidio shall have the right to appoint a non-voting observer to attend all meetings of the Board. The Company shall provide any Weston Presidio observer with copies of all notices, minutes, consents and other materials that it provides to members of the Board at the same time that such notices, minutes, consents and other materials are provided to members of the Board.

(ii) two representatives, one designated in writing by each of the Management Stockholders (the “Management Directors”), which designees shall initially be Schultz and Mendello; provided, however, that at such time as a Management Stockholder (i) ceases for any reason to be an employee of the Company, or (ii) is employed by, consulting for, or on the board of directors of a Company Competitor or otherwise directly or indirectly in competition with the Company, or (iii) either makes a Voluntary Transfer (other than to Permitted Transferees) or an Involuntary Transfer of all of his shares of Common Stock, such Management Stockholder shall no longer be entitled to serve as a member of the Board or designate a Management Director; provided further, that (i) so long as Schultz continues to hold the offices of chief executive officer and Chairman of the Board of the Company, he shall be entitled to designate both Management Directors in the event that Mendello is no longer entitled to designate a Management Director and (ii) so long as Schultz continues to serve the Company during the Consulting Period, as defined in his Employment Agreement with the Company dated as of January 1, 1997 he shall be entitled to designate one Management Director.

(iii) the remaining individuals designated in writing by the holders of at least a majority of the Class A Common Stock then outstanding and a majority of the Class C Common Stock then outstanding (voting together as a class), which designees shall initially be Donald Haider, Masamitsu Yamano, Masayuki Suzuki, Ivor Arbiter, and Mark Fukunaga (collectively, the “Outside Directors”); provided, however, that each of Servco California, Inc. and its Affiliates, Yamano Music Co., Ltd. and its Affiliates, and Kanda Shokai Corporation and its Affiliates (each a “Corporate Holder”), so long as it and its Affiliates continue to own five percent or more of the then outstanding Class A Common Stock of the Company, may designate one Outside Director,, which designees shall initially be Mark Fukunaga, Masamitsu Yamano, and Masayuki Suzuki, respectively; provided further, that each of the Outside Directors and the individuals nominated by a Corporate Holder shall (i) have business or financial experience commensurate with serving as a director of a manufacturing business, (ii) be a director or officer of such Corporate Holder, and (iii) not be (A) employed by, consulting or on the board of directors of a Company Competitor or otherwise directly or indirectly in competition with the Company and/or (B) management or Affiliates of management.

(b) Any director who is elected to the Board pursuant to a designation under Section 5.1 (a), may be removed from the Board only upon the request of the Person(s) entitled to designate such director by vote of at least the number of shares required to elect such director. In the event that a director resigns, is removed from, or otherwise ceases to serve on, the Board, for whatever reason, the vacancy shall be filled with an individual designated in accordance with the provisions of Section 5.1 (a). The Stockholders and the Investors hereby agree to call and attend a special stockholders meeting and to vote their shares of Voting Stock at such meeting, or to execute a written consent of stockholders in order to effect the provisions of this Section 5.

(c) Until the closing of the Initial Public Offering and provided that Weston Presidio and the Management Stockholders continue to have the right to designate directors pursuant to subsections (a)(i) and (a)(ii) hereof, the Audit Committee of the Board and the Compensation Committee of the Board shall be comprised of the Investor Director, two Management Directors and one Outside Director. Until the closing of the Initial Public Offering, the Board shall not make a broad delegation of its authority to any committee but may establish committees for specific purposes (such as a pricing committee with respect to a public offering.)

(d) The Company agrees to reimburse the Investor Director for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and Committee meetings.

5.2 Board and Committee Meetings. The Company shall call, and use its best efforts to have, regular Board meetings at least once every quarter unless otherwise agreed to in writing by each of the directors. The Compensation and Audit Committees shall meet at least annually. Meetings of the Board and any committee thereof shall not be held on less than five days written notice to the directors. All notices of a Board meeting shall include an agenda setting forth in reasonable detail any and all matters to be officially acted upon at such meeting, but such agenda shall not limit any matters that may be officially acted upon at any such meeting.

5.3 Subsidiaries. The Company shall cause the Investor Director or a designated representative appointed by the Investor Director to have observation rights with respect to meetings of the board of directors or similar governing body of any Subsidiary of the Company. The Company shall provide any Weston Presidio observer with copies of all notices, minutes, consents and other materials that it provides to members of the board of directors of any Subsidiary at the same time that such notices, minutes, consents and other materials are provided to members of the board of directors of such Subsidiaries.

5.4 Special Actions. The Stockholders agree that the consent of the holders of a majority of the outstanding Class C Common Stock shall be required in connection with matters set forth in Article (IV), Section C.1.(c) of the Restated Certificate, subject to the terms thereof. In addition, the Company shall not, and the Stockholders shall cause the Company, not to take any of the following actions without the prior written consent of the Investor Director:

(i) pay any compensation to the Management Stockholders in excess of the amounts paid historically or pursuant to existing employment agreements subject to cost of living adjustments;

(ii) approve or make capital expenditures in any year other than in the ordinary course consistent with past practice;

(iii) amend, create or increase the number of shares of capital stock of the Company that are subject to the Equity Incentive Plan; or

(iv) engage in any transactions with Affiliates (other than transactions with Fender Japan in the ordinary course on terms consistent with past practice and other than arms-length transactions with Affiliates which transactions are approved by a majority of disinterested members of the Board).

6. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

6.1 Definitions. For purposes of this Section 6:

(a) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(b) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 6.12 hereof and solely for purposes of Section 6.

(c) The term “Other Holder” means any Stockholder holding Equity Securities other than a Holder.

(d) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(e) The term “Registrable Securities” means (i) the shares of Class A Common Stock issued or issuable upon conversion of the Class C Common Stock purchased pursuant to the Class C Purchase Agreement, (ii) any other shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for or replacement of, any of the shares of Common Stock referred to in clause (i), and (iii) any other shares of Common Stock issued or issuable upon the exercise, conversion or exchange of all securities that are directly or indirectly exercisable to purchase, convertible into or exchangeable for shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for shares of Common Stock issued as a dividend or other distribution with respect to, or in exchange for or replacement of, any of the shares of Common Stock referred to in clause (i).

(f) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(g) “Security holders” means collectively, the Holders and the Other Holders.

6.2 Request for Registration.

(a) If the Company shall receive at any time after six months after the effective date of the first registration statement for a public offering of securities of the Company, a written request from the Holders of at least 60% of the Registrable Securities then outstanding, that the Company file a registration statement under the Securities Act covering the registration of all or a portion of the Registrable Securities then outstanding, then the Company shall, within ten days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of Section 6.2(b) and 6.2(c), effect as soon as practicable, and in any event within 90 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company in accordance with Section 16 hereof.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 6 and the Company shall include such information in the written notice referred to in Section 6.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority of the Initiating Holders and such Holder to the extent provided herein). All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 6.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 6, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) The Company is obligated to effect only one such registration pursuant to this Section 6.2.

(d) The Company shall not be obligated to effect a registration pursuant to this Section 6.2 if the managing underwriter shall furnish to the Holders a certificate stating that in its good faith judgment marketing factors require the deferral of such registration, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 6.2; provided, however, that the Company may not exercise this right more than once in any 12 month period.

6.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration relating solely to an SEC Rule 145 transaction), the Company shall, at such time, promptly give written notice to each Securityholder of such registration. Upon the written request of each such person given within 20 days after mailing of such notice by the Company in accordance with Section 16, the Company shall, subject to the provisions of Section 6.8, cause to be registered under the Securities Act all of the securities that each such Securityholder has requested to be registered. If a Securityholder decides not to include any or all of its Equity Securities, as the case may be, in any such registration statement filed by the Company, such Securityholder shall nevertheless continue to have the right to include any or all of its Equity Securities in any subsequent registration statement or statements filed by the Company with respect to offerings of shares of its Common Stock pursuant to this Section 6.3, all upon the terms and subject to the conditions set forth herein. Notwithstanding the foregoing, the Company shall have no obligation to register any Securityholder’s Equity Securities if the Company has previously effected five registrations of Equity Securities under this Section 6.3 and all Equity Securities covered thereby have been distributed pursuant to a registration statement.

6.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least 60% of the Registrable Securities then outstanding, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all Holders; and

(b) effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 6.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the managing underwriter shall furnish to the Holders a certificate stating that in its good faith judgment marketing factors require deferral of such Form S-3 Registration, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 6.4; provided, however, that the Company may not exercise this right more than once in any twelve month period; or (iii) if the Company has already effected three such registrations on Form S-3 for the Holders pursuant to this Section 6.4.

(c) Registrations effected pursuant to this Section 6.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 6.2 or 6.3, respectively.

6.5 Obligations of the Company. Whenever required to effect the registration of any Equity Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Equity Securities and use its best efforts to cause such registration statement to become effective, and to keep such registration statement effective for up to 90 days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the applicable Securityholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Equity Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the applicable Securityholders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form with the underwriters of such offering, and use its best efforts to cause the conditions to the consummation of the transactions contemplated thereby to be satisfied.

(f) Notify each Securityholder of Equity Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then and, as promptly as practicable, provide a supplement or post-effective amendment in accordance with Subparagraph (b) to cure such misstatement or omission.

(g) Cause all such Equity Securities to be listed, not later than the effectiveness of such registration, on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed.

(h) Provide, not later than the effectiveness of such registration, a transfer agent and registrar and a CUSIP number for all such Equity Securities.

(i) Use its best efforts to furnish, at the request of any Securityholder requesting registration of Equity Securities pursuant to this Section 6, on the date that such Registrable Securities are delivered to the underwriters, if such securities are being distributed through underwriters, or, if such securities are not being distributed through underwriters, on the date that the registration statement with respect to such Equity Securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily delivered to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Securityholder requesting such registration and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily delivered to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting such registration.

6.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 6 with respect to the Equity Securities of any selling Holder or selling Securityholder that such Securityholder shall furnish to the Company such information regarding itself, the Equity Securities held by it, and the intended method of disposition of such securities as shall be required under applicable law to effect the registration of such Securityholder’s Equity Securities.

6.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with all registrations, filings or qualifications pursuant to this Section 6, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, reasonable fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Securityholders shall be borne by the Company.

6.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 6.3 to include any securities in such underwriting unless the selling Securityholders accepts the terms of the underwriting as agreed upon between the Company and the underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Equity Securities, requested to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Equity Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering, but in no event shall the amount of the securities of selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering unless such offering is the initial public offering of the Company’s securities in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholders securities are included. In any circumstance in which all of the Equity Securities requested to be included in a registration on behalf of Securityholders cannot be so included as a result of the above-described limitation, the number of shares of securities sold other than by the Company that may be included shall be apportioned pro rata among all Securityholders according to the total amount of Equity Securities owned by such Securityholder. For purposes of such apportionment, for any selling Securityholder which is a partnership or corporation, the partners, retired partners and stockholders of such Securityholder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Securityholder”, and any pro-rata reduction with respect to such “selling Securityholder” shall be based upon the aggregate amount of shares owned by all entities and individuals included in such “selling Securityholders,” as defined in this sentence.

6.9 Delay of Registration. No Securityholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6, it being understood that this shall not in any way limit the right of any such person to bring an action for damages in respect of any breach hereof.

6.10 Indemnification. In the event any Equity Securities of a Securityholder are included in a registration statement under this Section 6.

(a) To the fullest extent permitted by law, the Company will indemnify and hold harmless such Securityholder, any underwriter (as defined in the Act) for such Securityholder and each person, if any, who controls such Securityholder or underwriter within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act any state securities law or any rule or regulation promulgated under the Securities Act, or the 1934 Act or any state securities law; and the Company will pay to such Securityholder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by one law firm retained by them (or such additional law firms retained by such Securityholder if such Securityholder reasonably believe there exists a conflict of interest among them) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Securityholder, underwriter or controlling person.

(b) To the fullest extent permitted by law, each selling Securityholder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Securityholder selling securities in such registration statement and any controlling person of any such underwriter or other Securityholder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Securityholder expressly for use in connection with such registration; and each such Securityholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Securityholder, which consent shall not be unreasonably withheld; and provided, further that in no event shall any indemnity under this Section 6.10(b) exceed the net proceeds from the offering received by such Securityholder.

(c) Promptly after receipt by an indemnified party under this Section 6.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall to the extent thereof relieve such indemnifying party of any liability to the indemnified party under this Section 6.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.10.

(d) Notwithstanding the foregoing, to the extent the provisions on indemnification contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(e) The obligations of the Company and Securityholders under this Section 6.10 shall survive the completion of any offering of Equity Securities in a registration statement under this Section 6, and otherwise.

6.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including voluntarily registering its Common Stock under Section 12 of the 1934 Act, to qualify for registration on Form S-3 for the sale of their Registrable Securities, such action to be taken no later than 120 days after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective and use its best efforts to maintain its eligibility thereafter to qualify for use of that Form;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

6.12 Assignment of Registration Rights. The rights to cause the Company to register securities pursuant to this Section 6 may be assigned (but only with all related obligations) by a Person who is at such time a Holder to a purchaser, assignee or transferee of the underlying Registrable Securities; provided that such purchaser, assignee or transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 6.17 below.

6.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not (other than with respect to the Registrable Securities assigned pursuant to in Section 6.12), without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would provide such holder or prospective holder any rights to register its securities.

6.14 Amendment of Registration Rights. Any provision of this Section 6 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future Securityholder.

6.15 Selection of Investment Bankers; Underwriters. In the event of a proposed transaction that would result in a Sale of the Company, an Initial Public Offering or a Qualified Public Offering, the lead investment bank or managing underwriter, as the case may be, shall be selected by the Investors.

6.16 Termination of Registration Rights. These registration rights shall terminate on the date that is five years after the date of the closing of the Company’s first underwritten public offering.

6.17 “Market Stand-Off” Agreement.

(a) Each Investor and Stockholder hereby agrees that for seven days prior to and up to 180 days following the effective date of the first registration statement of the Company covering Common Stock filed on Form S-l or their equivalent under the Securities Act, it shall not, to the extent reasonably requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all officers, directors and 1% or more stockholders of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and provided, further all Securityholders, officers and directors are treated similarly with respect to any release prior to the termination of the 180-day period. Notwithstanding anything to the contrary contained in this Section 6.17, (i) if this restriction or any similar agreement is waived in whole or in part for any Holder, officer, director or one percent and greater stockholder, then this restriction and any similar agreement shall be waived to the same extent for all of the Securityholders. This restriction shall not apply to shares of Common Stock purchased by a Holder in or after the Company’s Initial Public Offering.

(b) In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Equity Securities of each Investor and Stockholder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

7. DELIVERY OF FINANCIAL STATEMENTS. Until the closing of the Initial Public Offering, the Company shall deliver to each Investor:

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a cash flows statement for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited and certified by independent public accountants approved by the Board;

(b) as soon as practicable, but in any event within 30 days of the end of each month, an unaudited income statement (showing actual, budget and prior month) and cash flows statement and balance sheet for and as of the end of such month, in reasonable detail;

(c) as soon as practicable, but in any event within 45 days of the end of each fiscal quarter, an unaudited income statement, cash flows statement and balance sheet for and as of the end of each such quarter, in reasonable detail;

(d) as soon as practicable, but in any event 30 days prior to the end of each fiscal year, a budget for the next fiscal year, prepared on a monthly basis, including income statements, balance sheets and cash flows statement statements for such months and, as soon as practicable after the adoption thereof, any revisions to such annual budget;

(e) as soon as is practicable after delivery or occurrence, but in no event later than ten (10) days following such delivery or occurrence, other reports, including any notices or reports to stockholders or members of the financial community, the Company’s accountants or business consultants, governmental agencies and authorities, any reports filed by the Company or its officers, directors and representatives with any securities exchange or the SEC and notice of any event which might have a material effect on the Company’s business prospects or financial condition or on the Investor’s investments in the Company.

8. INSPECTION RIGHTS. So long as an Investor (together with its Affiliates) holds at least 5% of the outstanding Common Stock (including any .Common Stock issuable upon conversion of the Class C Common Stock), the Company shall permit such Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested upon reasonable notice by the Investor; provided, however, that such activities shall not unreasonably interfere with the ordinary course activities of the Company.

9. RIGHT OF FIRST OFFER. Subject to the terms and conditions specified in this Section 9, the Company hereby grants to each Stockholder and each Investor a right of first offer with respect to future sales or issuances by the Company of its Equity Securities. For purposes of this Section 9, each Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate.

Each time the Company proposes to sell or issue any Equity Securities, the Company shall first make an offering of such Equity Securities to the Stockholders and Investors in accordance with the following provisions:

(a) The Company shall deliver a written notice (“Notice”) to the Stockholders and Investors stating (i) its bona fide intention to offer such Equity Securities, (ii) the number of such Equity Securities to be offered, and (iii) the price and terms, upon which it proposes to offer such Equity Securities.

(b) Within 30 days after receipt of the Notice, each Stockholder and Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to the Stockholder’s or Investor’s pro rata portion of such Equity Securities (based upon the number of Equity Securities owned by him (treating Equity Securities as having been converted into, exchanged for, or exercised for Common Stock), and the total number of shares of Equity Securities outstanding (treating Equity Securities as having been converted into, exchanged for, or exercised for Common Stock)). The Company shall promptly, in writing, inform each Investor and Stockholder that purchases all of such Equity Securities available to it (a “Fully Exercising Holder”) of any other Investor’s or Stockholder’s failure to do likewise. During the ten-day period commencing after receipt of such information, each Fully Exercising Holder shall be entitled to purchase up to such Fully Exercising Holder’s pro rata portion of the Equity Securities not subscribed for by the Stockholders (based upon the number of shares of Equity Securities owned by such Fully Exercising Investor (treating Equity Securities as having been converted into, exchanged for, or exercised for Common Stock), assuming the full conversion of his Equity Securities and the number of share of Equity Securities held by all Fully Exercising Holders (treating Equity Securities as having been converted into, exchanged for, or exercised for Common Stock)).

(c) During the 90-day period following the expiration of such 10-day period, the Company may offer the remaining unsubscribed portion of such shares which the Stockholders and Investors have not elected to purchase to any person or persons at a price not less than, and upon the same terms and conditions as those specified in the Notice. If the Company does not enter into and consummate an agreement for the sale of the Equity Securities within such 90-day period, the right of first offer provided hereunder shall be deemed to be revived and such Equity Securities shall not be offered unless first re-offered to the Stockholders and Investors in accordance with this Section 9.

(d) The right of first offer in this Section 9 shall not be applicable (i) to the issuance or sale of shares of Common Stock reserved for issuance to employees and directors pursuant to the Equity Incentive Plan; (ii) on or after consummation of the Initial Public Offering; (iii) to any Class A Common Stock issued upon conversion of the Class B or Class C Common Stock; (iv) to any shares of Class A Common Stock or Class B Common Stock issued to Persons who are not Affiliates of the Company or any of its stockholders in connection with strategic transactions or as part of an acquisition by the Company of another Person provided that no more than 21,365 shares (as adjusted for any stock split, dividend, combination, reclassification or similar event involving the Class A or Class B Common Stock) of Class A or Class B Common Stock are issued in aggregate pursuant to this subsection (iv); (v) to the issuance to any employee of the Company of shares of Class A Common Stock or Class B Common Stock repurchased from the Management Stockholders pursuant to Section 4 of this Agreement; or (vi) the issuance of 2,667 shares of Class A Common Stock to Roland Corporation at the purchase price per share equal to the Original Cost provided that an equal number of shares of Class A Common Stock is repurchased with the proceeds thereof no later than January 31,2002.

(e) The Board may, by unanimous decision of the directors other than the Investor Director, waive the right of first offer in this Section 9 as to all Stockholders other than the Investors.

10. Mandatory Sale of the Company.

(a) The holders of a majority of the Class C Common Stock shall have the right, exercisable at any time and from time to time, to initiate a Sale of the Company on and after (i) the date that the Company has rejected the exercise of the Redemption Rights (as set forth in Article IV, Section 5(a) of the Restated Certificate), (ii) the date the Company notifies the holders of the Class C Common Stock that the Company is otherwise unable or unwilling to fulfill its obligations upon the exercise of the Redemption Rights, (iii) the Company fails during the one-year period following the exercise of the Redemption Rights on or after December 28, 2006 (other than the exercise of Redemption Rights in connection with an Initial Public Offering or an Event of Default) to use its best efforts to fulfill its obligations upon the exercise of the Redemption Rights, or (iv) one day after the applicable Redemption Date if the Company fails to repurchase the outstanding Class C Common Stock that are required to be redeemed on the applicable Redemption Date. To exercise such right, the holders of a majority of the Class C Common Stock shall deliver a notice to the Company in accordance with Section 16 stating that they have elected to exercise their rights under this Section 10. Following receipt of such notice, the Company shall promptly retain a nationally ranked investment bank selected by the holders of a majority of the Class C Common Stock to solicit parties interested in a Sale of the Company. The Company, the Board and the Stockholders signatory hereto shall use their respective best efforts to effect a Sale of the Company at the highest attainable value.

(b) The Company shall keep the Investors apprised of all developments relating to the solicitation of interest of a Sale of the Company and shall notify the Investors promptly (but in not event later than 48 hours after receipt by the Company) of any and all offers relating to a Sale of the Company, including the identity of the potential acquiror and the terms of the proposed transaction.

(c) In the event that the Investors notify the Company that they elect to effect an Approved Sale, each Stockholder shall be obligated to sell their Equity Securities and participate in the transaction contemplated by the Approved Sale, vote their shares of Equity Securities in favor of such Approved Sale at any meeting of stockholders called to vote on or approve such Approved Sale and take all action necessary to cause the Company and the Stockholders to consummate such Approved Sale; provided that any Sale of the Company effected pursuant to this Section 10 shall provide for current Stockholders who are also current investors in the Company’s Fender Japan joint venture to retain, at such Stockholders’ election and at no additional cost, up to the lesser of (a) a twenty percent (20%) fully-diluted equity interest in the Company or (b) such Stockholders’ then current aggregate percentage ownership of the Company’s Common Stock, or, if such transaction is not structured as a stock sale, the same percentage in the Company’s business as conducted by the successor owner thereof; and provided further that in the event of a Sale of a Controlling Interest in the Company, all of the shares of capital stock owned by the Investors shall be included in such transaction and then the remaining shares of capital stock to be sold in such transaction shall be sold by the Stockholders on a pro-rata basis. Any Approved Sale may be abandoned prior to its consummation pursuant to notice provided by the Investors to the Company. Upon the consummation of the Approved Sale, each Stockholder and Investor shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if a Liquidation (as defined in the Restated Certificate) had occurred and such aggregate consideration had been distributed by the Company in a complete Liquidation (as defined in the Restated Certificate) pursuant to the rights and preferences set forth in the Restated Certificate including the conversion rights of the Class C Common Stock (giving effect to the applicable order of priority) and if any stockholders are given an option as to the form and amount of consideration to be received, all stockholders will be given the same option.

(d) Each Stockholder hereby grants to the general partners of the Investors an irrevocable proxy (to the fullest extent permitted by the General Corporation Law of the State of Delaware) coupled with an interest, as the sole and exclusive attorneys and proxies with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent such Stockholder is entitled to do so pursuant to the General Corporation Law of the State of Delaware) of all the shares of capital stock of the Company that now are or hereafter may be beneficially owned by such Stockholder and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (the “Proxy Shares”) in favor of an Approved Sale and otherwise in accordance with this Section 10 at any meeting of the stockholders of the Company and in every written consent in lieu of such meeting called to approve the Approved Sale (the “Irrevocable Proxy”). All Proxy Shares shall be counted for the purposes of determining the presence of a quorum at such meetings. Any and all prior proxies given by each Stockholder hereto with respect to any Proxy Shares with respect to matters subject to this Section 10 are hereby revoked to that extent only and the undersigned agrees not to grant any subsequent proxies with respect to the Proxy Shares with respect to matters subject to this Section 10. Prior to the closing of an Approved Sale, each Stockholder shall deliver, against receipt of the consideration specified in the documents governing the Approved Sale, the stock certificate(s) representing the Company held or owned by such Stockholder, with all endorsements necessary for transfer.

(e) The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided in this Section 10. Each of the Stockholders may vote their respective Proxy Shares on all other matters. All authority herein conferred shall survive the death or incapacity of the Stockholders and any obligation of the Stockholders pursuant to the Irrevocable Proxy shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. Other than as permitted in this Agreement, no Stockholder or any of its Affiliates shall deposit any voting securities of the Company beneficially owned by such holders in a voting trust or subject any such securities to any arrangement or agreement with respect to the voting of such securities that would impair their obligations under this Section 10.

(f) The Board hereby agrees (to the fullest extent permitted by the General Corporation Law of the State of Delaware) to vote in favor of an Approved Sale and otherwise in accordance with this Section 10. Any agreement which the Company executes with respect to an Approved Sale which is governed by Section 251 or 252 of the General Corporation Law of the State of Delaware shall include a provision that such agreement be submitted to the stockholders of the Company for approval, whether or not the Board determines at any time subsequent to declaring its advisability that such agreement for an Approved Sale is no longer advisable and recommends that the stockholders of the Company reject it.

(g) In the event that the Board and the holders of at least 75% of the then outstanding Voting Stock of the Company shall have approved a Sale of the Company in which the holders of the Class C Common Stock would receive consideration in such transaction in an aggregate amount at least equal to (A) if such Sale of the Company is consummated on or prior to December 28, 2003, 1.5 times the Aggregate Original Cost or (B) if such Sale of the Company is consummated after December 28, 2003, 2.0 times the Aggregate Original Cost, each of the Investors and the Stockholders hereby agree to vote their respective shares of Common Stock in favor of such Sale of the Company and sell their respective shares of Common Stock with respect to such transaction. Upon the consummation such Sale of the Company, each Stockholder and Investor shall receive the same proportion of the aggregate consideration from such Sale of the Company that such holder would have received if a Liquidation (as defined in the Restated Certificate) had occurred and such aggregate consideration had been distributed by the Company in a complete Liquidation (as defined in the Restated Certificate) pursuant to the rights and preferences set forth in the Restated Certificate including the conversion rights of the Class C Common Stock (and giving effect to the applicable order of priority) and if any stockholders are given an option as to the form and amount of consideration to be received, all stockholders will be given the same option.

(h) The provisions of Section 10 (a) through (f) shall terminate (i) at the time all of the shares of Class C Common Stock (including shares of Class A Common Stock issuable upon conversion of the Class C Common Stock) have been redeemed by the Company or purchased by a Third Party, or (ii) on the closing of a Qualified Public Offering so long as all of the shares of Class C Common Stock have been redeemed at such closing if the holders thereof had so elected as set forth in the Restated Certificate.

11. KEY-MAN INSURANCE. The Company shall use its best efforts to obtain within 30 days following the date of this Agreement and shall maintain, with a carrier acceptable to the Investors, in full force and effect, a key-man life insurance policy in the amount of at least $2,000,000 on the life of Mendello, with proceeds payable to the Company.

12. POSITIVE COVENANTS. Unless otherwise agreed to in writing by the Board and the Investor Director, the Company agrees as follows:

(a) The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property, or business of the Company or any Subsidiary; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereof, and provided further, that the Company will pay all such taxes, assessments, charges, or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to the operations of the Company and any Subsidiary;

(b) The Company will keep its properties and those of its Subsidiaries in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions, and improvements thereto in accordance with its current practices; and the Company and its Subsidiaries will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any material adverse effect to the business, assets or property of the Company and its Subsidiaries;

(c) The Company will keep true records and books of account in which full, true, and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis;

(d) The Company and all its Subsidiaries shall use their best efforts to duly observe and conform to all valid requirements of governmental authorities which are material to the conduct of their businesses or to their property or assets; and

(e) The Company shall maintain in full force and effect its corporate existence, rights, and franchises and all material licenses and other material rights to use processes, licenses, trademarks, trade names, or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business.

(f) Upon an Event of Default, the Company shall immediately delivery written notice to each of the Investors stating (i) the nature and cause of the Event of Default, (ii) when the Event of Default occurred, and (iii) any action taken or to be taken (if any) to remedy such Event of Default.

13. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements made and to be-performed in the State of Delaware without regard to the conflict of laws principles thereof.

14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

16. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, shall be deemed to have been duly given or delivered when delivered personally or telecopied (receipt confirmed, with a copy sent by certified or registered mail as set forth herein) or sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other overnight delivery service or by courier, to the address of the party set forth below such person’s signature on this Agreement or to such address as the party to whom notice is to be given may provide in a written notice to each of the other parties to this Agreement, a copy of which written notice shall be on file with the Secretary of the Company.

17. LEGEND.

(a) Each certificate representing shares of Common Stock subject to this Agreement shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF DECEMBER 28, 2001, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME BY AND AMONG THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) Each party to this Agreement agrees that the Company may instruct the transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 17(a) above to enforce the provisions of this Agreement. The legend shall be removed upon termination of this Agreement.

18. TERMINATION; AMENDMENTS AND WAIVERS. This Agreement may be terminated or any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least (i) a majority of the outstanding Common Stock, and (ii) a majority of the Class C Common Stock and the Class A Common Stock issued or issuable upon conversion of the Class C Common Stock. The provisions of this Agreement other than Section 6 and Section 10 (a) through (f) shall terminate upon the earlier of an Initial Public Offering or a Sale of the Company. The provisions of Section 6 and Section 10 (a) through (f) shall survive termination of this Agreement in accordance with the provisions of such Sections.

19. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

20. FURTHER ASSURANCES. Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver such additional documents and take such other action, as the other parties, or any of them may reasonably request to carry out the intent of this Agreement and the transactions contemplated hereby.

21. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and all rights hereto shall inure to the benefit of the respective successors and assigns of the parties hereto, including, without limitation, transferees of any shares of Common Stock issued.

22. ENTIRE AGREEMENT. This Agreement, together with the Restated Certificate and bylaws, embodies the entire agreement and understanding of the parties hereto in respect of the actions and transactions contemplated by this Agreement. There are no restrictions, promises, inducements, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein, in the Restated Certificate or the bylaws.

23. SPECIFIC PERFORMANCE. Each of the Stockholders acknowledges and agrees .that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the Stockholders will waive the defense in any action for specific performance that a remedy at law would be adequate and that the Stockholders, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any state court of the State of California or any United States District Court located in California or, in the event said Courts would not have jurisdiction for such action, in any court of the United States or any state thereof having jurisdiction for such action.

24. CONFIDENTIALITY. Each of the Stockholders and Investors agrees to keep confidential and not to disclose to persons other than its employees, professional consultants, investors, partners and advisors which shall not include however any Company Competitors in any of the foregoing categories any information concerning the Company which is confidential or proprietary (“Confidential Information”), except as otherwise required by law. Each

Stockholder and Investor shall use the same level of care with the Confidential Information as it uses with its own confidential information. Notwithstanding the foregoing, the restrictions set forth in this Section 24 shall not be applicable to any information that is publicly available, any information independently developed by an Investor, Stockholder or its professional consultants, any information known to an Investor, Stockholder or its professional consultants before the disclosure thereof by the Company, or any information disclosed to an Investor or Stockholder by a person without any confidentiality duty to the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

FENDER MUSICAL INSTRUMENTS CORPORATION:

By:	WILLIAM C. SCHULTZ
Its:	CHAIRMAN & CEO

Address:

CLASS A COMMON HOLDERS:

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By:

Address:

INVESTORS:

[ ]

Address: